                                                                    Exhibit 23.2


                    INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT


The Board of Directors
Flagship Holding Ltd.

We consent to the use in the Registration Statement and Prospectus on Form SB-2 of Fremont Gold Corporation of our Auditors Report to the Directors dated August 23, 1996 on the consolidated balance sheet of Flagship Holding Ltd. as at June 30, 1996 and the consolidated statements of operations and deficit and changes in cash flows for the period from incorporation on June 14, 1996 to June 30, 1996 included in this Registration Statement and Prospectus, and to the reference to our firm under the headings "Experts" in the Prospectus.

Our auditors' report relating to the financial statements referred to in the preceding paragraph is supplemented by a report entitled "Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Conflict" that states that Canadian reporting standards do not permit reference to uncertainties such as the Company's ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements, when the uncertainties are adequately disclosed in the financial statements and accompanying notes. Under United States reporting standards, such uncertainties would be described in the auditors' report in an explanatory paragraph following the opinion paragraph.


Chartered Accountants

/s/ KPMG

Vancouver, Canada
February 12, 1997